                                                                   Exhibit 10(v)

                           SECOND AMENDED AND RESTATED
                                LICENSE AGREEMENT
                                    (Canada)

         This Second Amended and Restated License Agreement (Canada) (the "Agreement") is dated to be effective as of May 1, 2001 between TRS Quality, Inc. ("TRS") and InterTAN Canada Ltd. ("ITC").

         WHEREAS, TRS is a corporation organized under the laws of the State of Delaware, having its principal place of business in Wilmington, Delaware, and is a wholly-owned subsidiary of RadioShack Corporation (formerly Tandy Corporation) ("RadioShack").

         WHEREAS, ITC is an entity organized under the laws of the Province of Alberta, and continued into British Columbia, Canada, having a principal place of business at 279 Bayview Drive, Barrie, Ontario, Canada, and is a wholly-owned subsidiary of InterTAN, Inc. ("ITI").

         WHEREAS, TRS has adopted, used, and owns "RADIOSHACK" as a trade name and service mark in Canada in connection with the operation of retail store services dealing primarily in consumer electronic products and computers and distribution of catalogs in Canada; TRS also owns those trademarks identified in attached Exhibit 1.
         ---------

         WHEREAS, ITC wishes to continue to use "RADIOSHACK" as a trade name and service mark for the operation of ITC owned (or managed) or ITC franchised retail stores in Canada dealing primarily in consumer electronic products and related services including catalog, mail order and repair services in Canada. ITC also wishes to make or to have made certain products under certain trademarks identified in Exhibit 1.
                         ---------

         WHEREAS, RadioShack previously assigned to TRS all of its rights, title and interest to those certain trade names, trademarks and service marks identified in this Agreement or any exhibit hereto.

         NOW, THEREFORE, it is agreed as follows:

         1. TRS grants an exclusive nonassignable license to ITC, provided ITC is duly appointed a registered user if so required by applicable law, to use and to grant sublicenses to others as herein provided, to use "RADIO SHACK" or "RADIOSHACK" as a trade name and service mark in Canada in connection with the operation of ITC owned or ITC franchised retail stores dealing primarily in electronic products and related services including catalog, mail order and repair services rendered in such stores in Canada, such use being subject to royalties payable in accordance with Section 5 hereof.

         2. TRS grants to ITC a nonexclusive, nonassignable, royalty-free license under all trademarks owned by TRS and used currently (or formerly) in the United States by RadioShack, and which are identified in Exhibit 1 attached
                                                             ---------
to this Agreement, for use in Canada in connection with the advertising and sale of products purchased through RadioShack International Procurement Limited Partnership (formerly A&A International, Inc.), a wholly owned subsidiary of RadioShack ("RIPLP"), and on (a) those products on which such trademark is used currently (or formerly) in the United States by RadioShack which ITC does not purchase through RIPLP and which, as of the date hereof, ITC makes or has made for it by anyone other than RadioShack or one of its subsidiaries, all as identified in Exhibit 2 attached to this Agreement, and which shall be sold only
              ---------
in accordance with the provisions of this Agreement in Canada or (b) such other products as TRS may approve (collectively, the "Products"). The license granted under this Section 2 shall be limited to use of the trademarks on and advertising of the Products. All flyers, catalogs or other printed materials used to advertise trademarked products must contain a notice identifying by name the TRS trademarks used therein (as identified in Exhibit 1) and must explicitly
                                                  ---------
state that these trademarks are owned by TRS and are used under license. TRS agrees that it will be sufficient for such notice to identify TRS trademarks with an asterisk, together with an explanatory note that the asterisk identifies a trademark of TRS which is used under license.

         3. The licenses granted in Sections 1 and 2 shall include the right to grant sublicenses, subject to the terms of this Agreement, only to (a) dealers for use with ITC dealer programs in Canada and (b) franchisees for use with ITC franchise programs in Canada, to resell products on which the trademarks are used. All sublicenses shall conform with the terms of this license and shall be subject to similar terms and conditions, subject to the last sentence of this
Section 3, as the dealer and franchise agreements heretofore in use by ITC, as exemplified by the attached Exhibit 3(a) and Exhibit 3(b). Any provisions in any
                            ------------     ------------
agreement pertaining to RadioShack or TRS not in conformity with Exhibit 3(a)
                                                                 ------------
and Exhibit 3(b), and any changes to provisions pertaining to RadioShack or TRS
    ------------
in any previously approved agreements, must be approved in writing by RadioShack or TRS, as the case may be, prior to use by ITC. No sublicense shall be granted unless TRS's rights to the trademarks and service marks sublicensed are secured under applicable law, pursuant to appropriate filings of applications for registrations and the filing and procuring of appropriate approvals for such use including, but not limited to, registered user registrations, where applicable. All dealer and franchise agreements entered into or received after the date hereof shall disclose that TRS is the owner of the trade name, trademark and service mark being sublicensed, as well as all trademarks identified in
Exhibit 1, and, to the extent ITC can, shall give TRS the right to inspect the
---------
premises of each dealer,
and franchisee to assure the quality of service and merchandise.

         3A. Attached hereto and made a part of this Agreement is Addendum A
                                                                  ----------
which sets forth the terms and conditions relating specifically to the authorized sublicense from ITC to Chapters Online Inc. regarding certain intellectual property rights owned by TRS.

         3B. Attached hereto and made a part of this Agreement is Addendum B
                                                                  ----------
which sets forth the terms and conditions relating specifically to the authorized sublicense from ITC to AOL Canada regarding certain intellectual property rights owned by TRS.

             4. (a) The term of this Agreement shall be from May 1, 2001 to June 30, 2010.

Either party may terminate this Agreement at any time without cause during the term by providing the other party five (5) years prior written notice of termination. Such termination shall be effective on June 30 next following the expiration of five (5) years from the date appearing on the written notice of termination. Any and all of the foregoing notwithstanding, this Agreement shall automatically terminate on the termination of the Second Amended and Restated Merchandise Agreement (herein so called) among, RadioShack, RIPLP, ITI and ITC, dated effective as of May 1, 2001. On or before June 30, 2005, the parties agree to discuss further extension of this Agreement, however, such discussions shall not imply any duty whatsoever on the part of TRS to do anything beyond discussing the matter.

         (b) Any extensions of the licenses herein granted beyond the terms set forth in Section 4(a) of this Agreement shall be at the sole discretion of TRS. It is hereby agreed that any such extensions that are granted by TRS will include payment of royalties from ITC to TRS at a rate which shall be negotiated and agreed by the parties in good faith prior to any such extension.

         (c) TRS may permit other uses by ITC of the above-licensed trade name, service mark and trademark (e.g., use of trade name and service mark on the Internet), such use being subject to (i) whatever rules, regulations, procedures, conditions and restrictions as TRS may impose upon ITC, and (ii) royalties payable in accordance with paragraph 5 hereof.

         5. (a) During the term of this Agreement (including any "run-off" period as contemplated in Sections 7 and 14 below), ITC shall pay to TRS a royalty on Gross Revenue derived from all retail stores or other facilities of any kind or nature using or deriving benefit directly or indirectly from the use of service marks or trade names licensed under Section 1 hereof. Such royalty shall be calculated, on a consolidated basis with the other members of the ITI-Group, and paid by ITC, in U.S. dollars to TRS in Fort Worth, Texas, U.S.A. concurrently with the submission of the Royalty and Sales Report specified in Section 5(c) at the following rates:

                    (i) On ITI-Group Gross Revenue (excluding income from Services) derived from sales of product purchased through RIPLP ("RIPLP-sourced Products") the rate shall be determined as follows:

                SCHEDULE OF ROYALTIES FOR RIPLP-SOURCED PRODUCTS
                ------------------------------------------------
           Percent of ITI-Group Gross Revenue            ITI-Group
               (excluding income from services)      Royalty Percentage
                 From RIPLP-sourced Products

                    46.9% or less                           1.00%
                    47.0% - 51.9%                           0.80%
                    52.0% - 56.9%                           0.60%
                    57.0% - 61.9%                           0.45%
                    62% or greater                          0.35%

By September 30 of each year ITC and the ITI-Group shall calculate its consolidated revenue from sales of RIPLP-sourced Products (excluding income from services) for the most recently completed fiscal year ended June 30 and its total Gross Revenue (both excluding income from services and including income from services) from sales of all products and services for the most recently completed fiscal year ended June 30. The percentage of Gross Revenue represented by sales of RIPLP-sourced Products will be calculated by dividing the total Gross Revenue from sales of RIPLP-sourced Products (excluding income from services) by the total Gross Revenue from sales of all Products. The resulting percentage of Gross Revenue from RIPLP-sourced Products will be compared to the percentages listed in the column entitled "Percent of ITI-Group Gross Revenue from RIPLP-sourced Products (excluding income from services)" in the Schedule of
                                                                     -----------
Royalties for RIPLP-sourced Products set out above in order to determine the
------------------------------------
Royalty Percentage applicable to Gross Revenue from sales of RIPLP-sourced
                                                             -----
Products (excluding income from services) for the then-current fiscal year.

EXAMPLE:

FY 2000         Total Gross Revenue
                (excluding income from services) = 100
FY 2000         Gross Revenue (excluding income
                from services) from RIPLP-sourced Products =  50

50 / 100 = 50% of Gross Revenue of ITI-Group as a whole (excluding income from services) are from sales of RIPLP-sourced Products.

                    If 50% is compared to the first column of the Schedule of
                                                                  -----------
Royalties for RIPLP-sourced Products, then for FY 2000, the Royalty Percentage
------------------------------------
is 0.80% on revenue from RIPLP-
sourced Products (excluding income from services), to be calculated and paid in accordance with this Section 5(a) and Section 5(c) below.

                    (ii) On Gross Revenue derived from any and all other sources (including income from services), the rate shall be 1.00% of such Gross Revenue.

                    Except where expressly stated otherwise, "Gross Revenue" as used herein shall mean all revenue of the ITI-Group derived from the sale or lease of products, and the rendering of services, minus any returns or allowances.

               (b) In the event of the sale or distribution at a special price, directly or indirectly, to itself including without limitation any subsidiary of ITC, or to any person, firm, or corporation related in any manner to ITC or its officers, directors, or major stockholders, ITC shall pay a royalty with respect to such sales or distribution based upon the price generally charged to a third party by ITC in an arm's length transaction. It is hereby expressly understood, however, that in the event any products are sold by ITC to a subsidiary or division of ITC, or to another member of the ITI-Group, for the purpose of resale by such subsidiary, division, or ITI-Group company, then in that event the sale between ITC and such subsidiary, division or ITI-Group company, shall not be included in the calculation of Gross Revenue.

               (c) On or before the 30th day following the close of each calendar quarter during the term of this Agreement, ITC and the ITI-Group shall furnish to TRS a complete and accurate report, certified to be accurate by an officer of ITI. Such report shall show ITI-Group consolidated figures on the following: gross sales, itemized discounts and allowances deducted from gross sales price, and returns of all products and services sold during the preceding calendar quarter (all in U.S. dollars calculated using the average exchange rate for such quarter) for each of Sections 5.(a)(i) and 5.(a)(ii). Each such report is to be accompanied by payment in full by ITC of its portion of the amount of royalties due. Receipt or acceptance by TRS of any report furnished pursuant to this Agreement, or of any sums paid hereunder shall not preclude TRS from questioning the correctness thereof at any time. In the event that any inconsistencies or mistakes are discovered in such reports or payments, they shall be rectified immediately and the appropriate payment made by ITC or refunded to ITC by TRS, as the case may be, within 30 days of discovery.

               (d) ITC shall keep, maintain and preserve in ITC's principal place of business for at least two (2) years following termination or expiration of the term of this Agreement, or any renewals hereof, complete and accurate records of accounts including without limitation invoices, production and receiving records, correspondence, banking and financial and other records pertaining to the various items required to be shown on the reports to be submitted by ITC. Such records and accounts shall be available for inspection and/or audit at any time or times during or after the term of this Agreement during usual business hours and upon reasonable request by TRS or its nominees. ITC agrees not to cause or permit any interference with TRS or its nominees in the performance of their duties of inspection and/or audit.

               (e) If any such inspection and/or audit shows that the amount of royalties paid by ITC to TRS during the time period covered by such inspection and/or audit is less than the actual royalties that should have been paid by ITC by more than five percent (5%) of the amount actually paid to TRS, then the reasonable cost of such inspection and/or audit shall be paid for by ITC.

               (f) The exercise by TRS in whole or in part, at any time or times, of the right to inspect or audit records and accounts, or of any other right herein granted, or the acceptance by TRS of any report, or the receipt or deposit by TRS of any payment from ITC shall be without prejudice to any other rights or remedies of TRS and shall not stop or prevent TRS from thereafter disputing the accuracy of any such report or payment.

         6.    [RESERVED]

         7. On termination of the licenses to one or more trade names, trademarks or service marks granted under Sections 1 and 2, ITC shall, within six months or such lesser period of time as is practical, cease all use of such trade names, trademarks and service marks so licensed and shall cause all those in privity with it to similarly terminate such use. ITC shall also sign or have signed such documents as may be necessary to formally terminate such use, vest in TRS all goodwill associated with such trade names, trademarks and service marks for which use has terminated, and to cancel any registered user registrations which may then be in effect or to otherwise rectify the applicable government records to the extent as may be required by law or by TRS.

         8. All products made or services offered for sale under the licenses to one or more trade names, trademarks or service marks granted under Sections 1 or 2 shall be sold by ITC (a) at retail in Canada through retail stores owned, managed, or franchised by ITC, or through duly appointed dealers for use with dealer programs, or through franchisees for use with franchise programs, or (b) in such other manner as permitted by TRS.

         9.    (a)   The licenses granted  hereunder may be terminated by TRS on written notice in the event of the occurrence of any of the following events of default:

               (i) ITC materially breaches this Agreement or fails to diligently enforce the obligations of dealers and franchisees under sublicenses and when permitted by law, after a request by TRS, terminate such sublicenses when compliance by dealers and franchisees with their obligations related thereto is not seasonably made;

               (ii) ITC fails to make payments of sums that may become due hereunder, or under royalty bearing extensions as provided under Section 4;

               (iii) ITC fails to perform any other obligation under this Agreement;

               (iv) an event of default occurs under the Second Amended and Restated Merchandise Agreement;

               (v) any member of the ITI-Group defaults on any agreement, including lease agreements, to which any member of the ITI-Group and RadioShack, or any of its affiliates, are parties or are in privity with third parties; or

               (vi) there is a change of control of ITC or ITI (which entities, together with their subsidiaries, comprise and are referred to collectively herein as the "ITI-Group").

         For purposes of this Section 9, a "change of control" means:

         (A) The acquisition by any person, corporation, partnership, association, joint stock company, trust, unincorporated organization, or government, including a political subdivision thereof, (or any combination thereof acting for the purpose of acquiring, holding, voting, or disposing of equity securities of ITI) of the beneficial ownership of at least twenty percent (20%) of the then issued and outstanding shares of capital stock of ITI carrying voting rights in all circumstances;

         (B) The acquisition of ITC by any person, corporation, partnership, association, joint stock company, trust, unincorporated organization, or government, including a political subdivision thereof, (or any combination thereof acting for the purpose of acquiring, holding, voting, or disposing of equity securities of ITC) unless, as the result of such acquisition, not more than twenty percent (20%) of the then issued and outstanding capital stock of ITC carrying voting rights in all circumstances is acquired by persons other than ITI;

         (C) ITI or ITC merges or amalgamates with one or more other corporations unless, as a result of such merger or amalgamation, not more than twenty percent (20%) of the issued and outstanding shares in the capital stock of the merged or amalgamated corporation carrying voting rights in all circumstances are held by persons other than ITI or ITI's shareholders as existing before the merger or amalgamation;

     (D) A change in the composition of the Board of Directors of ITI or ITC that results in, on any day, a Board of Directors more than fifty percent (50%) of the members of which (excluding those members elected or appointed to replace deceased Directors or replacing any executive officer of ITI or ITC who was a Director on or prior to May 1, 2001) were not members of the Board of Directors two (2) years prior to such date; or

     (E) Substantially all the assets of ITI or ITC are sold.

         (b) ITC shall have the right to cure certain events of default as follows:

             (i)   in the event of the occurrence of an event of default under
Section 9(a)(i) through 9(a)(iii) above, the ITI-Group shall have the right to cure such event of default within thirty (30) days from and after the date of written notice by TRS of such event of default; provided, however, that the right to cure any such event of default shall be limited and shall not exceed a total of three times during each fiscal year on defaults under 9(a)(i) and 9(a)(iii) and payment defaults under 9(a)(ii) on monthly amounts due; or once each fiscal year on payment defaults under 9(a)(ii) on quarterly amounts due;

             (ii) in the event of the occurrence of an event of default under the provisions of paragraph 9(a)(iv) above, ITC shall have the right to cure such event of default in accordance with the provisions of the Second Amended and Restated Merchandise Agreement;

             (iii) in the event of the occurrence of an event of default under paragraph 9(a)(v) above, ITC shall have the right to cure such event of default in accordance with the provisions, if any, relating to the cure of an event of default contained in any agreement included within the scope of the provisions of such paragraph.

         (c) ITC shall not have the right to cure an event of default resulting from a "change of control" of ITI or ITC, as described in paragraph 9(a)(vi) above.

     9.1 In the event any entity of the ITI-Group: (a) becomes insolvent,
(b) initiates or otherwise becomes the subject of a bankruptcy or liquidation proceeding, or (c) enters into an arrangement for the benefit of creditors, TRS may, on written notice and at its option, terminate or partially terminate or make non-exclusive the licenses herein granted.

         10. Nothing in the licenses herein granted shall vest in ITC or any party operating under a sublicense from ITC any title or ownership rights in any trade name, trademark or service mark owned by TRS, or any goodwill appurtenant thereto. Except to the extent as may be required by law to register "RADIO SHACK" or "RADIOSHACK" as a trade name used by ITC, ITC expressly agrees not to register in any commercial register a trade name that includes "RADIO SHACK" or "RADIOSHACK" as a part thereof for operation of its business or the business of a subsidiary or affiliate nor to permit a dealer, export dealer, or franchisee to do the same without the written authorization of TRS. In the event that "RADIO SHACK" or "RADIOSHACK" is registered as a trade name hereunder, ITC shall promptly on termination of the licenses herein granted or on termination of use of "RADIO SHACK" or "RADIOSHACK" as a trade name, whichever is first, cancel such registration. In the event such registration is not promptly canceled by ITC hereunder, ITC does hereby give TRS the full right and authority and power of attorney to take such steps as may be required to cancel said registration.

         11. ITC agrees to execute such additional documents and agreements as may be reasonably necessary to maintain in TRS all rights, title, and interest in and to all trade names, trademarks and service marks currently owned by TRS and licensed hereunder, and further, to execute such additional documents and filings including but not limited to registered user agreements, applications and affidavits that are reasonably necessary to effect the terms and purposes of this license.

         12. ITC agrees not to (a) infringe upon any trade name, trademark or service mark herein licensed; (b) use without the consent of TRS any trade name, trademark or service mark that is a colorable imitation of or is likely to be confused with any trade name, trademark or service mark licensed hereunder; (c) use or permit the use of any trade name, trademark or service mark licensed hereunder except in accordance with the terms of this license or as expressly authorized pursuant to modifications or extensions agreed to in writing by TRS;
(d) register under the trademark laws or service mark laws of any government in its own name or the name of a controlled entity or an entity in privity with it any trademark or service mark licensed hereunder unless so authorized in writing by TRS; (e) use or permit a controlled company or those in privity with it to use or register with any governmental agency as part of the name of an entity, domestic or foreign, any trademark or service mark herein licensed, (f) commit any act of passing off which is likely to damage TRS or to dilute the value of any trade name, trademark, service mark or goodwill of TRS and (g) sell products bearing the trademarks herein licensed except for products obtained through RIPLP or its designated and approved sources until duly appointed as a registered user, if such registration is required by law.

         13. As used in this Agreement, the words, trade name, trademark, service mark and plurals thereof shall have meanings normally attributed to them under the laws of the United States.

         14. ITC agrees that after a period of six months or such lesser period of time as is practical following the termination or expiration of the licenses herein granted, it will not directly or indirectly own or operate in Canada retail facilities under, or use or advertise, any trade name, trademark or service mark which comprises or includes "RADIO SHACK", "RADIOSHACK", "THE SHACK", "SHACK", "TANDY", "TANDY ELECTRONICS" or any other mark used or owned by TRS or any colorable imitations thereof without the express written permission of TRS.

         15. ITC agrees that products sold under any trademark licensed hereunder and all packaging materials therefore shall be of first-class merchantable quality, manufactured in accordance with first-class quality standards prevailing in the industry and consistent with those maintained by RadioShack in connection with comparable products. ITC further agrees that all products sold under any trademark herein licensed shall be made, sold, and advertised in conformity with all applicable laws, rules, regulations, and insurance requirements for the country in which such products are made and sold.

         16. (a) ITC shall, on reasonable request from TRS, make available to TRS samples of products which are being sold under any trademark licensed pursuant to this Agreement together with packaging, promotional and advertising material. TRS shall have the right to make a reasonable determination that such products, packaging, promotional and/or the advertising material conform with standards of quality as herein required. In the event that TRS determines that the standards of quality have not been maintained, it shall notify ITC in writing and ITC shall within 30 days of notification correct the items which do not conform to the standards of quality, in accordance with the reasonable requests of TRS. In the event that the necessary corrections to such nonconforming items cannot be effected within the 30-day period, ITC shall refrain from further manufacture, shipping and/or sale of such nonconforming items until appropriate compliance with this provision can be effected. Failure to comply with standards of quality as herein set forth shall be deemed a material breach of this Agreement.

         (b) i. No less than 60 calendar days prior to production of any Products to be sold under any trademark licensed pursuant to Section 2, ITC shall submit to TRS specification sheets on and samples of such Products together with packaging, promotional and advertising material ITC intends to use in connection with such Products.

             ii. In the event that ITC is planning to source Products with a unit cost of goods to ITC of less than US$20.00 to be manufactured in non-Far East countries ("Locally Sourced Products"), then all time periods specified in Section 16.(b)i. shall be decreased to fifteen
(15) calendar days after receipt by TRS of the material required by such Section 16.(b)i., and, subject to Section 16.(a) and for the purposes of Section 16.(b)ii. only, in the absence of TRS's written response to ITC within said 15 day period, ITC may proceed with production of such Locally Sourced Products. TRS may, but is not obligated to, authorize ITC to inspect and test Locally Sourced Products in strict compliance with standards, methods and procedures provided in writing to ITC by TRS, and, in that event, ITC will allow TRS access to its testing facilities at any time during normal business hours without notice for the purpose of verifying such compliance. All of TRS's travel costs associated with such verification shall be borne by TRS. TRS may in its sole discretion raise or lower the unit cost of goods figure above at any time on 30 days prior written notice.

          iii. In the event that TRS thereafter determines that any such Product does not meet the standards of quality required herein or has a trademark thereon inconsistent with the license granted in Section 2, TRS shall so notify ITC in writing and ITC shall within 30 calendar days of notification correct the standards of quality and/or affix a trademark in accordance with the reasonable requests of TRS. In the event that the necessary corrections to the quality standards of or the trademark on such Products cannot be effected within the 30-day period, ITC shall refrain from further manufacture of such Products until appropriate compliance with this provision can be effected. Failure to comply with standards of quality and trademarks as herein set forth shall be deemed a material breach of this Agreement.

          iv. Any notice required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered or mailed by certified or registered mail, return receipt requested, or by confirmed telecopy, addressed as follows:

          If to TRS:
          c/o RadioShack Corporation
          100 Throckmorton Street, Ste. 1900
          Fort Worth, Texas 76102
          Attn: Mr. David Christopher
          Fax:  (817)415-2647

          with a copy to:
          RadioShack Corporation
          100 Throckmorton, Ste. 1700
          Fort Worth, Texas 76102
          Attn: Vice President - Law
          Fax:  (817)415-6593

          If to ITC:
          InterTAN, Inc.
          The Royal Centre
          3300 Highway #7
          Suite 904
          Concord, Ontario  L4K 4M3
          Attn: General Counsel
          Fax:  (905)760-9722

(or to such other address as any party shall specify by written notice so given), and shall be deemed to have been delivered as of the date so personally delivered, mailed, or telecopied.

          (c) Products sold under any trademark licensed pursuant to Section 2 and which are (1) identical (as to form, fit, function, quality, specifications and trademark affixed) to Products sold in the United States by RadioShack and
(2) purchased from the same vendor as RadioShack - U.S. shall not be subject to the pre-production submission requirements of paragraph 16(b). TRS, however, may ascertain the compliance of such Products with the license terms herein by invoking the procedures provided and rights conferred in paragraph 16(a).

     17. In addition to complying with laws relating to packaging, ITC shall if requested by TRS, imprint on all packaging and/or advertising material a legend in a form and substance satisfactory to TRS to the effect that the trademarks used on the products are licensed and/or are used with the permission of TRS.

     18. ITC agrees it will not use any licensed trademark, service mark or trade name in a manner which would be offensive to good taste, or which would injure the reputation or goodwill of TRS or RadioShack, or of the products sold by RadioShack. ITC agrees that it will actively use and promote the trade names, trademarks and service marks during the term of the license thereof, and that it will not abandon or take action which may be reasonably construed as an abandonment thereof. ITC agrees that it will not use the "RADIO SHACK" or "RADIOSHACK" trade name or service mark in conjunction with any other trade name or service mark during the term of this Agreement. ITC further agrees that for the term hereof it will not sell products which are to be sold under trademarks licensed hereunder at any ITC-owned retail store not bearing the "RADIO SHACK" or "RADIOSHACK" trade name.

     19. ITC agrees, upon request, to provide TRS with the names and addresses of its supplier of products which are to be sold under trademarks licensed hereunder. ITC agrees to permit TRS to inspect the premises owned, managed or operated by ITC and, to the extent ITC can, shall obtain permission from such licensees whose licenses are granted after the date hereof, and cooperate in obtaining permission from suppliers, and from sublicensees existing as of the date hereof, to allow a representative of TRS to inspect the premises in which products bearing licensed trade names, trademarks and service marks are used and in which products to be sold under trademarks licensed hereunder are manufactured, stored, or sold by or for ITC, at reasonable times during normal business hours, for purposes of enabling TRS to determine whether or not ITC is meeting acceptable standards of quality.

     20. ITC shall not during or subsequent to the term of any license hereunder contest TRS's sole and exclusive ownership rights to any trade names, trademarks and service marks herein licensed, or raise or cause to be raised any questions or objections to registrations of same or to their validity. All uses by ITC and sublicensees of the trademarks, service marks and trade names herein licensed shall enure to the benefit of TRS.

     21. TRS shall, at its option, file and diligently pursue applications for registration of those trademarks which are used on products sold in RadioShack company-owned stores in the United States in those countries in which ITC resells such products as are purchased by it from TRS. Failure to file and prosecute such applications, however, shall not be deemed a breach of this Agreement but shall only give rise to permit ITC to file such application and prosecute them in TRS's name, if TRS fails to do so within 60 days of request by ITC. If TRS deems it advisable to seek registration or recordal of any trademark or service mark herein licensed or used by TRS on products sold by it or under its authorization to ITC now or at any time during the term of this Agreement, ITC agrees to supply TRS with such material as TRS may reasonably request for such purposes and to give TRS its full cooperation in connection therewith. In the event that ITC, for any reason, obtains a registration for any trademark or service mark herein licensed, or any part thereof, the same shall be assigned to TRS promptly. In the event that a product upon which a mark licensed hereunder is sold by ITC but not by TRS in a particular country and such product is not sold by TRS in RadioShack company-owned stores in the United States, it shall be the responsibility of ITC to register such mark, at its own expense, in the name of TRS and to become a registered user to the extent so required. TRS, however, may on written notice assume responsibility for such proceedings. TRS shall be kept fully informed of all such proceedings.

     22. This Agreement shall not be deemed to constitute a partnership or joint venture between the parties or any other relation other than that of licensor and licensee. ITC shall have no authority to create or incur any liability or obligation binding on TRS, and TRS shall have no liability with respect to the manufacture or sale of products for which marks are herein licensed, their containers or other packing, promotion, or advertising of their fitness, quality, workmanship, character, or compliance with applicable law.

     23. In the event ITC learns of a third party use of a mark or name that may infringe upon or otherwise erode or diminish rights herein licensed, ITC shall promptly inform TRS in writing.

     24. TRS shall have the sole right to take such measures as its counsel deems reasonable and advisable under the circumstances to police and enforce its rights to any mark herein licensed, and Tandy shall have no liability to ITC by reason of any action or inaction on TRS's part, whether such action or inaction results in the inability of ITC to use any trade names, trademarks, or service marks herein licensed or to prevent others from using the same.

     25. TRS shall have the initial right and responsibility but at ITC's entire expense to take such measures as its counsel deems reasonable and advisable under the circumstances to police and enforce its rights in respect to the trade names, trademarks and service marks herein licensed, but TRS shall have no liability to ITC by reason of any inaction on TRS's part with respect to such enforcement. In the event that TRS requests in writing, ITC shall, at its own expense, initiate and diligently pursue any third-party use of a trade name, trademark or service mark that, in the written opinion of TRS's trademark counsel, infringes rights granted under Section 1. In any proceeding initiated by ITC, TRS shall have the right to participate actively in the proceeding, at its own expense. ITC shall reimburse TRS within 30 days of receipt of an itemized invoice therefor regarding all out-of-pocket expenses incurred hereunder.

     26. ITC agrees at its own cost and expense to defend and indemnify and save TRS or its affiliates, including without limitation RadioShack, and its or their respective subsidiaries, stockholders, directors, officers, employees, and agents, harmless from and against any and all losses, liabilities, claims, suits, actions, proceedings, judgments, awards, damages, and expense including without limitation reasonable attorney fees that they or any of them may incur or suffer, which arise out of or is claimed by a claimant to arise from a state of facts which would constitute a breach by ITC of any of the terms of this Agreement. TRS agrees to notify ITC promptly of any such claim. TRS may at its own expense have counsel of its own choice represent it or its affiliates in such matter. However, if ITC fails to promptly and diligently defend, TRS or its affiliate may, but shall have no obligation to, defend or settle the same without ITC's consent. ITC agrees to pay the cost of defense and/or settlement including without limitations reasonable counsel fees and judgments, awards, and settlements incurred by TRS or its affiliates related thereto. Notwithstanding the foregoing, TRS and its affiliates shall have sole control of such proceedings and settlements at ITC's expense if (a) the same would adversely affect a trade name, trademark or service mark herein licensed; or (b) an adverse result would damage the goodwill of TRS or RadioShack; or (c) ITC fails to provide TRS at its request proof satisfactory to TRS of the financial responsibility of ITC or of its insurers for any judgment which may be entered or, in the absence of such proof, with a satisfactory surety bond to assure such payment.

     27. ITC agrees to carry product liability insurance for such coverage and in such amounts and with such insurers as shall be satisfactory to TRS so long as it continues to use trade names, trademarks and service marks herein licensed. ITC agrees to name TRS and its affiliates as additional insureds thereunder with provision that the insurer will not cancel such insurance without giving TRS 30-days written notice by certified mail of any cancellation or of any other expiration of such insurance. ITC shall deliver to TRS a certificate of its insurer to the foregoing effect upon the execution of this Agreement and upon any renewal or substitution of coverage.

     28. ITC acknowledges that TRS has no adequate remedy hereunder at law for use of trade names, trademarks, or service marks in violation of this Agreement, and that TRS shall be entitled to injunctive relief therefore.

     29. There are no representations or warranties that use of any trade name, trademark or service mark herein licensed will not infringe upon rights of others, or that TRS's rights therein are sufficient to permit the licensed use herein set forth. Nor is there any representation or warranty by TRS that the trademarks, trade names and service marks are duly registered or, if registered, will be maintained, or that new applications for registration will be filed.

     30. These licenses hereunder and this Agreement may be assigned by TRS but may not be assigned by ITC, except with the written permission of TRS.

     31. This Agreement is entered into in and under the laws of the State of Texas, United States of America, and the terms and the conditions shall be construed thereunder. The parties to this Agreement expressly agree that the State of Texas shall have jurisdiction and venue in respect to any dispute arising under this Agreement. TRS may, at its election, seek to enforce any provision of this Agreement or seek to negatively or affirmatively enjoin ITC from doing, or compelling it to do, any act prohibited or required by this Agreement, by instituting a lawsuit in any venue in a court of competent jurisdiction within or without the United States of America where the parties to this Agreement, or any of them, are "found" or are "doing business" as those terms are construed and interpreted under the laws of the State of Texas.

     32. Any provision of this Agreement found to be prohibited by law shall be ineffective to the extent of such prohibition without invalidating the rest of this Agreement.

     33. This Agreement may not be terminated or modified except by written instruments signed by an authorized officer of each party hereto.

     34. ITC agrees to pay TRS all reasonable costs and expenses including, but not limited to, reasonable attorneys' fees, expenses and court costs incurred by TRS in enforcing any provision of this Agreement.

     35. Notwithstanding anything herein to the contrary, TRS may, in its sole discretion, waive any breach, default, or event of default arising under the terms of this Agreement. No failure or delay in exercising any right, power or remedy under any provision of this Agreement shall operate as a waiver of or otherwise shall prejudice any of the rights, powers or remedies of TRS. No right, power or remedy herein conferred upon TRS is intended to be exclusive of any other right, power or remedy, and each and every such right, power or remedy shall be cumulative of every other right, power or remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

     36. TRS shall fully and promptly comply with the obligations of RadioShack under the letter agreement dated April 6, 2001 between RadioShack and ITI as though TRS were RadioShack and all references therein to the "License Agreement" were references to this Agreement. Nothing in this Agreement shall supersede or modify the terms of such letter agreement.

     IN WITNESS WHEREOF the parties hereto have executed this Agreement to be effective as of the day and year first above written.

TRS Quality Inc.


By:    /s/ Joel H. Tiede
    ---------------------------
Title: President
       ------------------------

INTERTAN CANADA LTD.


By:    /s/ Brian E. Levy
    ---------------------------
Title: Director & President
       ------------------------

                                   Addendum A
                                   ----------

             InterTAN Canada Ltd. Sublicense to Chapters Online Inc.

General Statement
-----------------

ITC entered into as of June 1, 2000 with Chapters Online Inc. ("Chapters") that certain Electronic Commerce Strategic Alliance Agreement (the "ITC/Chapters Agreement").

The ITC/Chapters Agreement contemplates the grant of certain sublicense rights from ITC to Chapters relating to the use of certain intellectual property rights owned by TRS (the "RadioShack Marks") and licensed from TRS to ITC under the Agreement to which this Addendum A is attached. TRS hereby authorizes the
                        ----------
sublicense from ITC to Chapters on the terms and conditions as specified below, which shall each be in addition to any of the terms and conditions of the Agreement. Any capitalized term used herein which is not otherwise defined shall have the meaning as set forth in the Agreement.

Sublicense Terms and Conditions
-------------------------------

1. ITC is hereby authorized to grant to Chapters a sublicense to use the RadioShack Marks as contemplated under the ITC/Chapters Agreement, the form and content of which has been approved by TRS. ITC agrees to use its best efforts to police Chapter's use of the RadioShack Marks consistent with its current obligations under the Agreement.

2. ITC shall have no rights of further sublicense to any party other than Chapters. ITC shall have no right to assign its interest under the ITC/Chapters Agreement, nor shall ITC permit Chapters to assign its rights under the ITC/Chapters Agreement, unless and until the prior written consent of TRS is obtained. TRS may withhold such consent, in either event, with or without cause in its sole discretion.

3. As contemplated under the ITC/Chapters Agreement, any time ITC and Chapters determine in the future to jointly make decisions regarding, among other things, the use of product tagging or labeling, graphical depictions, taglines, promotional materials, etc., which involve in any manner the use of a RadioShack Mark, ITC shall seek the prior written approval of TRS, unless it is clear to ITC under all of the relevant circumstances, that such proposed usage of any RadioShack Mark is in full accordance with TRS's or RadioShack's then current Graphics Standards Manual and the Agreement. In the event ITC is required to obtain TRS's prior written approval, TRS will respond to ITC in a prompt manner, which in any event will not exceed three (3) business days after TRS's receipt of ITC's written request for such approval.

4. TRS shall have the right to audit such books and records of ITC from time to time upon reasonable request and prior notice, relating to (i) the performance of ITC under the ITC/Chapters Agreement with respect to ITC's obligations thereunder to prevent the shipment by ITC of any consumer electronics products (whether private label or nationally branded) from Canada into the United States, including in the District of Columbia, Puerto Rico and the U.S. Virgin Islands; (ii) the gross sales recorded by ITC as a result of the transactions contemplated under the ITC/Chapters Agreement; and (iii) the proper usage of the RadioShack Marks in ITC's advertising and packaging.

5. TRS may revoke ITC's right to sublicense the RadioShack Marks to Chapters at any time, with immediate effect and without any liability therefor in any manner whatsoever, upon the occurrence of the following:

     (i) TRS's discovery that consumer electronic product has been or is being shipped by ITC into the territories identified in 4(i) above in violation of the terms of the ITC/Chapters Agreement;

     (ii) TRS's discovery of any under-reporting by ITC of its gross sales generated under the ITC/Chapters Agreement; or

     (iii) ITC permits the persistence of an uncured breach, either by ITC or by Chapters, under the ITC/Chapters Agreement which directly or indirectly relates to or has an effect on any RadioShack Mark as determined in TRS's sole discretion, acting reasonably.

6.   Any breach by ITC of the terms and conditions of this Addendum A may, in
                                                           ----------
     TRS's sole discretion, be deemed to constitute a breach of the Agreement.

7. ITC agrees to further indemnify and hold harmless TRS and those other entities or persons identified in Section 26 of the Agreement, to the fullest extent provided in the indemnity provisions of Section 26 of the Agreement, for any breach by Chapters of any provisions of the ITC/Chapters Agreement.

8. To clarify the understanding and intentions of TRS and ITC, it is agreed that the gross sales generated by ITC under the ITC/Chapters Agreement shall be subject to the royalty payment contemplated in Section 5 of the Agreement.

                                   Addendum B
                                   ----------

               InterTAN Canada Ltd. Sublicense to AOL Canada Inc.

General Statement
-----------------

ITC contemplates that it will enter into during June 2001 with AOL Canada Inc. ("AOL") that certain Strategic Marketing Agreement (the "ITC/AOL Agreement"), the form of which TRS has reviewed and determined to be acceptable for its purposes.

The ITC/AOL Agreement contemplates the grant of certain sublicense rights from ITC to AOL relating to the use of certain intellectual property rights owned by TRS (the "RadioShack Marks") and licensed from TRS to ITC under the Agreement to which this Addendum B is attached. TRS hereby authorizes the sublicense from ITC
           ----------
to AOL on the terms and conditions as specified below, which shall each be in addition to any of the terms and conditions of the Agreement. Any capitalized term used herein which is not otherwise defined shall have the meaning as set forth in the Agreement.

Sublicense Terms and Conditions
-------------------------------

1. ITC is hereby authorized to grant to AOL a sublicense to use the RadioShack Marks as contemplated under the ITC/AOL Agreement, the form and content of which has been approved by TRS. ITC agrees to use its best efforts to police AOL's use of the RadioShack Marks consistent with its current obligations under the Agreement.

2. ITC shall have no rights of further sublicense to any party other than AOL. ITC shall have no right to assign its interest under the ITC/AOL Agreement, nor shall ITC permit AOL to assign its rights under the ITC/AOL Agreement, unless and until the prior written consent of TRS is obtained. TRS may withhold such consent, in either event, with or without cause in its sole discretion.

3. As contemplated under the ITC/AOL Agreement, any time ITC and AOL determine in the future to jointly make decisions regarding, among other things, the use of product tagging or labeling, graphical depictions, taglines, promotional materials, etc., which involve in any manner the use of a RadioShack Mark, ITC shall seek the prior written approval of TRS, unless it is clear to ITC under all of the relevant circumstances, that such proposed usage of any RadioShack Mark is in full accordance with TRS's or RadioShack's then current Graphics Standards Manual and the Agreement. In the event ITC is required to obtain TRS's prior written approval, TRS will respond to ITC in a prompt manner, which in any event will not exceed three
     (3) business days after TRS's receipt of ITC's written request for such approval.

4. TRS shall have the right to audit such books and records of ITC from time to time upon reasonable request and prior notice, relating to (i) the performance of ITC under the ITC/AOL Agreement with respect to ITC's obligations thereunder to prevent the shipment by ITC of any consumer electronics products (whether private label or nationally branded) from Canada into the United States, including in the District of Columbia, Puerto Rico and the U.S. Virgin Islands; (ii) the gross sales recorded by ITC as a result of the transactions contemplated under the ITC/AOL Agreement; and (iii) the proper usage of the RadioShack Marks in ITC's advertising and packaging.

5. TRS may revoke ITC's right to sublicense the RadioShack Marks to AOL at any time, with immediate effect and without any liability therefor in any manner whatsoever, upon the occurrence of the following:

     (i) TRS's discovery that consumer electronic product has been or is being shipped by ITC into the territories identified in 4(i) above in violation of the terms of the ITC/AOL Agreement;

     (ii) TRS's discovery of any under-reporting by ITC of its gross sales generated under the ITC/AOL Agreement; or

     (iii) ITC permits the persistence of an uncured breach, either by ITC or by AOL, under the ITC/AOL Agreement which directly or indirectly relates to or has an effect on any RadioShack Mark as determined in TRS's sole discretion, acting reasonably.

6.   Any breach by ITC of the terms and conditions of this Addendum B may, in
                                                           ----------
     TRS's sole discretion, be deemed to constitute a breach of the Agreement.

7. ITC agrees to further indemnify and hold harmless TRS and those other entities or persons identified in Section 26 of the Agreement, to the fullest extent provided in the indemnity provisions of Section 26 of the Agreement, for any breach by AOL of any provisions of the ITC/AOL Agreement.

8. To clarify the understanding and intentions of TRS and ITC, it is agreed that the gross sales generated by ITC under the ITC/AOL Agreement shall be subject to the royalty payment contemplated in Section 5 of the Agreement.